EXHIBIT 4.3.6



                         [Form of Note]


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

No.
$


                        STATE STREET BANK AND TRUST
               COMPANY OF CALIFORNIA, NATIONAL ASSOCIATION,
                      not in its individual capacity,
                        but solely as Owner Trustee
                         under the Trust Agreement
                      dated as of __________________




INTEREST RATE:  SEE ANNEX A HERETO
STATED MATURITY:
REGISTERED NOTEHOLDER:


          STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee (hereinafter called the "Owner Trustee," which term includes any successor corporation under the Indenture referred to herein) under the Trust Agreement dated as of [December 21, 1993,] with the Owner Participant named therein (together with its permitted successors and assigns, hereinafter called the "Owner Participant"), for value received and intending to be legally bound, hereby promises to pay to the Registered Noteholder named above or registered assigns, the principal sum in Dollars equal to $_____________ in installments on each Installment Payment Date as set forth in Annex A hereto with the final installment due and payable at Stated Maturity Specified above and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) at the interest rate per annum specified in Annex A hereto on the principal amount from time to time Outstanding in respect of the period commencing on and including the date hereof and ending on and excluding the date when the principal amount hereof shall have been paid in full, payable on each Series __ Interest Payment Date as set forth in Annex A hereto.

          All amounts payable by the Owner Trustee hereunder and under the Indenture and Security Agreement dated as of _________________ (the "Original Indenture"), between the Owner Trustee and Wilmington Trust Company, as Indenture Trustee (herein called the "Indenture Trustee," which term includes any successor Indenture Trustee under the Indenture (as defined below)), which Original Indenture, as supplemented by the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (containing a supplemental indenture) [Series __-1], dated as of ________________ (the "Second Supplemental Indenture [Series __-1]), which Second Supplemental Indenture [Series __-1] is intended to be recorded forthwith in the Official Records (the Original Indenture together with the Second Supplemental Indenture [Series __-1] and all other indentures supplemental thereto, herein called the "Indenture"), shall be made only from assets subject to, or intended to be subject to the Lien of the Indenture, the income and all payments of principal and interest shall be made in accordance with the terms of the Indenture. Each Noteholder, by its acceptance of this __-1 Note, agrees that (a) except as otherwise expressly provided in the Indenture, it will look solely to the assets subject to or intended to be subject to the Lien of the Indenture in respect of the Indenture Estate [Series __-1] or the income and proceeds received by the Indenture Trustee therefrom to the extent available for distribution to the Noteholder as provided in the Indenture and (b) neither the Owner Participant nor, except as otherwise expressly provided in the Indenture and the other Transaction Documents, the Owner Trustee, in its individual capacity, is liable to the Noteholder for any amounts payable under this __-1 Note or the Indenture. Without in any way affecting the limitations on liability set forth in Sections 1.13 and 2.12 of the Original Indenture, Article II of the Participation Agreement and Sections 4 and 21(i) of Lease __, the Indenture Trustee, and each Noteholder by accepting this __-1 Note, hereby acknowledges and agrees that none of the Owner Trustee, the Owner Participant, or any director, officer, employee, stockholder, agent or Affiliate of the Owner Trustee or the Owner Participant (the "Exculpated Persons") shall have any obligation, duty or liability of any kind whatsoever to the Indenture Trustee or any such Noteholder in connection with the exercise by any Exculpated Person of any rights of the Owner Trustee under Section 8 of Lease __, or the taking of any action or the failure to take any action by any Exculpated Person in connection with any rights of the Owner Trustee under Section 8 of the Leases, and the Indenture Trustee and each such Noteholder hereby waives and releases, to the extent permitted by Applicable Law, each Exculpated Person of any and all such obligations, duties or liabilities.

          The interest or Installment Payment Amount (other than that payable on the Stated Maturity hereof) so payable, and punctually paid or duly provided for, on the applicable Series __ Interest Payment Date or Installment Payment Date, as the case may be, as provided in the Indenture, shall be paid to the Person in whose name this __-1 Note is registered at the close of business on the Record Date for payment of such interest or Installment Payment Amount, which shall be the fifteenth day (whether or not a Business Day) next preceding such Series __ Interest Payment Date or Installment Payment Date, as the case may be. Any such interest or Installment Payment Amount not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Noteholder on such Record Date and may be paid to the Person in whose name this __-1 Note is registered at the close of business on a subsequent Record Date for the payment of such Defaulted Interest or Defaulted Installment to be fixed by the Indenture Trustee (which date shall be not less than 10 Business Days prior to the payment of such Defaulted Interest or Defaulted Installment), notice of which shall be given to Noteholders entitled thereto not less than 15 days preceding such subsequent Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the __-1 Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

     The principal of, Premium, if any, and interest on this __-1 Note shall be payable in immediately available funds at the principal corporate trust office of the Indenture Trustee or at any office or agency maintained for such purpose pursuant to Section 5.3 of the Original Indenture, or as otherwise directed in the manner provided in the Indenture.
Notwithstanding the foregoing or any provision herein to the contrary, the Indenture Trustee will pay, or cause to be paid, if so requested by any Holder of this __-1 Note by written notice to the Owner Trustee and the Indenture Trustee, all amounts payable by the Owner Trustee hereunder to such Holder of this __-1 Note or a nominee therefor either (i) by transferring by wire in immediately available funds to an account maintained by such Holder with a bank in the United States the amount to be distributed to such Holder or (ii) by mailing a check denominated in U.S. dollars to such Holder at such address as such Holder of this __-1 Note shall have specified in such notice, in any case without any presentment or surrender of this __-1 Note except that the Holder shall surrender this __- 1 Note to the Indenture Trustee upon payment in full of the principal amount of and interest on this __-1 Note and such other sums as may then be payable to such Holder under the Indenture or under this __-1 Note.

     Capitalized terms used in this __-1 Note which are not otherwise defined herein shall have the meanings ascribed thereto in Appendix A to the Original Indenture. Reference is made to the Original Indenture and all amendments thereto (a copy of which is on file with the Indenture Trustee at its principal corporate trust office) for a more complete statement of the terms and provisions thereof, including a statement of the properties thereby conveyed, pledged, mortgaged and assigned, the nature and extent of the security, the respective rights thereunder of the Owner Trustee, the Indenture Trustee and the Noteholders and the terms upon which the __-1 Notes are, and are to be, executed and delivered, as well as a statement of the terms and conditions of the trust created by the Indenture, to all of which terms and conditions in the Indenture each Holder agrees by its acceptance of this __-1 Note.

          As more fully provided in the Indenture, the __-1 Notes are subject to redemption under the circumstances set forth in Article 6 of the Original Indenture and under the circumstances set forth in Article 7 of the Original Indenture.

          If an Indenture Event of Default shall occur and be continuing, the principal amount remaining unpaid and any interest accrued hereon of the __-1 Notes may, subject to certain rights of the Owner Trustee or the Owner Participant (or both) contained or referred to in the Indenture, be declared due and payable in the manner and with the effect provided in the Indenture. If, and only if, such an Indenture Event of Default constitutes an Event of Default under Lease __ by the Lessee, subject to the provisions of the Indenture, including certain specified limitations, the Indenture Trustee may declare Lease __ to be in default, and may exercise one or more of the remedies of the Owner Trustee provided in Lease __. Such remedies include the right to terminate Lease __ and repossess and use or relet the Lessor Interest originally leased under Lease __, to sell such Lessor Interest or any part thereof free and clear of the Lessee's rights and retain the proceeds and, so long as the Owner Trustee has not sold such Lessor Interest, to require the Lessee to pay as liquidated damages for loss of bargain and not as a penalty (in lieu of Basic Rent due after the payment date) and, in the case of a payment under clause (d) below, as consideration for the Owner Trustee's obligation to transfer such Lessor Interest to the Lessee and to surrender certain unpaid Rent under Lease __.

          The Owner Trustee or the Owner Participant may cure any default by the Lessee under Lease __ arising from the failure of the Lessee to make any payment of Basic Rent under Lease __, provided that such failure of the Lessee is not the third consecutive such failure, or the sixth cumulative such failure. In the event of any default by the Lessee of any obligation under Lease __ (other than the obligation to pay Basic Rent), the Owner. Trustee or the Owner Participant may (but are not obligated to, to the extent not prohibited by Applicable Law), make any payment or perform or comply with any such agreement as the Lessee shall be obligated to pay, perform or comply with under Lease __.

          The right of the Holder of this __-1 Note to institute action for any remedy under the Indenture, including the enforcement of payment of any amount due hereon, is subject to certain restrictions specified in the Indenture.

          The Indenture contains provisions for defeasance at any time of the entire principal of all the Notes of any or all series (including the Series __ Notes) upon compliance by the Owner Trustee with certain conditions set forth therein.

          Following an Indenture Event of Default, the Owner Trustee may, subject to the conditions specified in the Indenture, purchase all of the Notes in accordance with the terms of the Indenture. Each Noteholder, by accepting this __-1 Note, agrees, subject to the provisions of the Indenture, that, upon payment to the Indenture Trustee of the aggregate unpaid principal amount of the Outstanding Notes, without Premium or penalty, together with accrued but unpaid interest thereon to the date of such payment (as well as any interest on overdue principal and, to the extent permitted by Applicable Law, overdue interest) and any other amounts due and payable to the Noteholders, and upon satisfaction of all of the conditions contained in the Indenture pertaining to the purchase of the Notes by the Owner Trustee, such Holder shall be deemed to have sold this __-1 Note to the Owner Trustee or its designee.

          As provided in the Indenture and subject to certain limitations therein set forth, this __-1 Note is transferable on the Note Register, upon surrender of this __-1 Note for registration of transfer at the office or agency of the Note Registrar to be maintained for that purpose in the Wilmington, Delaware or at any other office or agency of the Note Registrar maintained for that purpose, duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Note Registrar duly executed by the Noteholder or his attorney duly authorized in writing, and thereupon one or more new __-1 Notes of the same series with the same interest rate and Stated Maturity as the __-1 Notes so to be transferred; of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

          The __-1 Notes are issuable only in registered form in denominations of $1,000 or integral multiples thereof except that one __-1 Note of each maturity may be in a denomination other than an integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, the __-1 Notes are exchangeable at the office or agency of the Note Registrar maintained for that purpose for an equal aggregate principal amount of __-1 Notes of the same series with the same interest rate and Stated Maturity and of a different authorized denomination or denominations, as requested by the __-1 Noteholder surrendering the same.

          No service charge will be made to any Noteholder for any such transfer or exchange, but the Note Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          Prior to due presentation of this Note for registration or transfer, the Person in whose name this __-1 Note is registered shall be deemed to be the absolute owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this __-1 Note shall be overdue, regardless of any notice to anyone to the contrary.

          THIS __-1 NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE OF SUCH STATE.



                      ANNEX A TO __-1 NOTE

Principal

          Each Holder of a __-1 Note will receive a payment of principal equal to the Installment Payment Percentage for such Installment Payment Date multiplied by the principal amount of the respective __-1 Note which is set forth on the face thereof on each Installment Payment Date set forth below:


Interest

          Interest shall accrue and be payable on the __-1 Note as follows:



          IN WITNESS WHEREOF, the Owner Trustee has caused this instrument to be duly executed.

Date:_________                    STATE STREET BANK AND TRUST COMPANY OF
                              CALIFORNIA, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee

                                   By:______________________
                                                               Name:
                                                               Title: